Exhibit 16.1

Deloitte & Touche LLP
Suite 3600
555 Seventeenth St.
Denver, CO 80202-3942
USA

Tel: + 1 303 292 5400
Fax: + 1 303 312 4000
www.deloitte.com

February 22, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 4 of SM Energy Company’s Form 8-K/A dated February 22, 2013, and have the following comments:

1.                   We agree with the statements made in the first through sixth paragraphs.

2.                   We have no basis on which to agree or disagree with the statements made in the seventh paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Member of
Deloitte Touche Tohmatsu